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                          Exhibit 10(b)
                   VENABLE, BAETJER AND HOWARD
                        ATTORNEYS AT LAW
        A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
              1800 MERCANTILE BANK & TRUST BUILDING
                         2 HOPKINS PLAZA
                 BALTIMORE, MARYLAND 21201-2978
                         (410) 244-7400
                       FAX (410) 244-7742
                          TELEX 898032


                        September 9, 1991


Seward & Kissel
One Battery Park Plaza
New York, NY 10004

         Re: Alliance Multi-Market Income and Growth Trust, Inc.

Ladies and Gentlemen:

         We have acted as special Maryland counsel for Alliance Multi-Market Income and Growth Trust, Inc., a Maryland corporation (the "Fund"), in connection with the organization of the Fund and the issuance of shares of its common stock (the "Common Stock").

         As Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the Prospectus and Statement of Additional Information, included in the Fund's Registration Statement on From N-1A, substantially in the form in which it is to become effective and have examined and relied upon such corporate records of the Fund and other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed without independent verification the authenticity of all documents submitted to us, the conformity with originals of all documents submitted to us as copies and the genuineness of all signatures.

         Based on such examination, we are of the opinion and so advise you that:

         (1) The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

         (2) The 10,000 shares of presently issued and outstanding Common Stock of the Fund have been validly and legally issued and are full paid and



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              nonassessable shares under the laws of the State of
              Maryland.

         (3) The shares of Common Stock of the Fund to be offered for sale pursuant to the Registration Statement are duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be full paid and nonassessable.

         This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock, but it does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

         You may rely upon the foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Counsel" in the Prospectus. We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder.

                                  Very truly yours,


                                  /s/ Venable, Baetjer and Howard
                                  _______________________________
                                      Venable, Baetjer and Howard























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